CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





          We have issued our report dated April 21, 1999, accompanying the consolidated financial statements and schedules included in the Annual Report of Countrywide Credit Industries, Inc. on Form 10-K for the year ended February 28, 1999. We hereby consent to the incorporation by referenced of said report in the Registration Statements of Countrywide Credit Industries, Inc. on Form S-3 (File No. 333-06473, effective June 21, 1996; File No. 33-59559 and 33-59559-01, effective June 26, 1995 and as amended on March 26, 1997; File No. 333-3835 and 333-3835-01, effective August 2, 1996 and amended on March 26, 1997; File No. 333-14111, 333-14111-01, 333-14111-02, and 333-14111-03, effective December 10, 1996;
     File No.  333-31529,  333-31529-01,  effective  August 12,  1997;  File No.
     333-58125 and 333-58125-01, effective July 16, 1998; and File No. 333-66467 and 333-66467-01, effective November 10, 1998) and on Form S-8 (File No. 33-9231, effective October 20, 1986, as amended on February 19, 1987, and as amended on December 20, 1988; File No. 33-17271, effective December 20, 1987; File No. 33-42625, effective September 6, 1991; File No. 33-56168, effective December 22, 1992; and File No. 33-69498, effective September 28, 1993; as supplemented on September 28, 1996; File No. 333-66095, effective October 23, 1998) and on Form S-4 (File No. 333-37047, effective November 19, 1997).

GRANT THORNTON LLP

Los Angeles, California
April 21, 1999